Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, of our auditor’s report dated September 26, 2022 with respect to the consolidated financial statements of Sangoma Technologies Corporation as at June 30, 2022, June 30, 2021 and July 1, 2020 and for the years ended June 30, 2022 and June 30, 2021, as included in the Annual Report on Form 40-F of Sangoma Technologies Corporation for the year ended June 30, 2023, as filed with the United States Securities Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

September 29, 2023

Toronto, Canada